EXHIBIT 99.1

Press Release

CENCORA ELECTS FRANK CLYBURN TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, August 15, 2024 — Cencora, Inc. (NYSE: COR) today announced that its Board of Directors has elected Frank Clyburn as a new independent director, effective October 1, 2024. With the election of Mr. Clyburn, the Board of Directors will increase to thirteen members.

“Cencora’s Board of Directors is pleased to welcome Mr. Clyburn as a director. His many years of executive experience, including within the pharmaceutical industry, will be an asset to the company as we continue to focus on long-term, sustainable growth,” said Mark Durcan, Lead Independent Director.

“Frank is a tenured executive leader who will bring valuable insights and perspectives to his role as a member of our Board,” said Steven H. Collis, Chairman, President & Chief Executive Officer. “We look forward to benefiting from his expertise and guidance as we continue to execute against our pharmaceutical-centric strategy.”

Mr. Clyburn recently served as Chief Executive Officer and as a member of the board of directors of International Flavors and Fragrances Inc. Prior to his roles with IFF, Mr. Clyburn spent decades in various leadership roles at leading pharmaceutical manufacturers, including Executive Vice President and President of Human Health at Merck. Mr. Clyburn earned his B.A. from Franklin & Marshall College and an M.B.A. from Arizona State University.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 46,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #24 on the Global Fortune 500 with more than $250 billion in annual revenue.

Contact: Bennett S. Murphy

Senior Vice President, Head of Investor Relations & Treasury

610-727-3693

bennett.murphy@cencora.com